                                                               Exhibit 26(d)(6)

ACCELERATED DEATH BENEFIT AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the policy date shown on the policy data pages.

THE RECEIPT OF ANY ACCELERATED DEATH BENEFIT MAY BE TAXABLE TO YOU. YOU SHOULD SEEK ASSISTANCE FROM YOUR PERSONAL TAX ADVISOR.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the payment of an accelerated benefit if the insured has a terminal condition, as described below.

The accelerated benefit will be paid as a lien against the policy death benefit. At the death of the insured, the death benefit, not the accumulation value, will be reduced by the entire amount of the lien.

WHAT IS A TERMINAL CONDITION?

A terminal condition is a condition caused by sickness or accident which directly results in a life expectancy of 12 months or less.

WHAT EVIDENCE DO WE REQUIRE OF THE INSURED'S TERMINAL CONDITION?

We must be given evidence that satisfies us that, because of sickness or accident, the insured's life expectancy is 12 months or less. That evidence must include certification by a licensed physician.

A licensed physician is an individual licensed to practice medicine or treat illness in the state in which treatment is received. This does not include you, the insured, or a member of your or the insured's immediate family. Immediate family is the insured's or your spouse, legal partner, child, parent, grandparent, grandchild, brothers and sisters and their spouses or legal partners.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We retain the right to obtain a second or a third medical opinion, at our expense, to verify the insured's medical condition. The second medical opinion may include a physical examination by a physician designated by the company. In the case of conflicting opinions, eligibility for benefits shall be determined by a third medical opinion that is provided by a physician that is mutually acceptable to the insured and the company.

WHAT ARE THE CONDITIONS FOR THE PAYMENT OF AN ACCELERATED BENEFIT?

We will consider the payment of an accelerated benefit, subject to all of the following conditions:

    (1)your policy must be in force;

    (2)you must apply in writing and in a form satisfactory to us;

    (3)if the policy is assigned or has an irrevocable beneficiary, that assignee or beneficiary must sign a consent to the payment of an accelerated benefit.

IS THERE A MINIMUM OR MAXIMUM AMOUNT FOR AN ACCELERATED BENEFIT?

Yes. The minimum accelerated benefit is $10,000. The maximum accelerated benefit is the lesser of $1,000,000 or 75% of the death benefit.

In addition, the maximum accelerated benefit is reduced by the amount of any irrevocable settlement option you have elected under the terms of the policy or any agreement.

HOW WILL WE PAY THE ACCELERATED BENEFIT?

We will pay the accelerated benefit in one lump sum.

WHEN WILL THE ACCELERATED BENEFIT BE PAID?

Payment will be made upon our receipt of satisfactory proof of eligibility. If a payment is not made within 30 days of our receipt of satisfactory proof, we will pay interest on the amount of the payment from the 31/st/ day until the date of payment. Interest will be at the rate stated in the policy Payment of Proceeds provision.

TO WHOM WILL WE PAY ACCELERATED BENEFITS?

All accelerated benefits will be paid to you or your estate unless you validly assign them.

If the insured dies after you elect to receive accelerated death benefits but before any such benefits have been paid, your election will be cancelled and the death benefit paid as stated in the policy provisions.

HOW IS YOUR POLICY AFFECTED WHEN YOU RECEIVE AN ACCELERATED BENEFIT?

The accelerated benefit plus any accrued interest will be considered a lien of a portion of the death benefit.

If the accelerated benefit, plus interest exceeds the loan value of your policy, you will not be able to surrender the policy or receive any further policy loans.

At the death of the insured, the entire amount of the lien and interest will reduce the death benefit. Any remaining death benefit proceeds will be paid to the beneficiary of your policy.

  ICC12-931U  Accelerated Benefit Agreement  Minnesota Life Insurance Company

HOW WILL YOU KNOW THE EFFECT OF THE ACCELERATION ON YOUR POLICY?

At the time of your election to receive an accelerated benefit, we will provide to you, and any irrevocable beneficiary, a statement demonstrating the effect of the acceleration on your policy death benefit, accumulation value, premium and policy loans.

CAN YOU REPAY AN ACCELERATED BENEFIT?

Yes. The accelerated benefit may be repaid in full or in part at any time.

IS THE REQUEST FOR AN ACCELERATED BENEFIT VOLUNTARY?

Yes. An accelerated benefit is not intended to cause you to reduce involuntarily the death proceeds ultimately payable to the named beneficiary. An accelerated benefit will be made available to you on a voluntary basis only.

If you are required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit. If you are required by a government agency to use this option to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.

WILL INTEREST BE CHARGED ON THE AMOUNT TAKEN AS AN ACCELERATED BENEFIT?

Yes. The interest rate charged on the portion of the accelerated benefit lien equal to the loan value of the policy at the time the accelerated benefit is paid shall not exceed the policy loan interest rate.

The interest rate on the portion of the accelerated benefit lien in excess of the loan value of the policy at the time the accelerated benefit is paid will be set quarterly on the first day of each calendar quarter. It will not exceed the greater of the policy loan interest rate, or the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter.

The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service. In the event this average is no longer published, we will use a substantially similar average subject to the approval of the Interstate Insurance Product Regulation Commission.

We will notify you when we pay the accelerated benefit what the interest rate charge will be. The interest rate will not be changed during the course of the accelerated benefit lien.

Interest is charged daily on the amount of the lien; it is payable annually in arrears. The unpaid interest will be added to the accelerated benefit lien and charged the same rate of interest as your accelerated benefit lien.

Additional interest will not accrue if the accelerated benefit lien plus accrued interest equals the death benefit.

WILL IT BE NECESSARY TO KEEP THIS POLICY IN FORCE AFTER AN ACCELERATED BENEFIT HAS BEEN PAID?

Yes. Once an accelerated benefit has been paid, you must keep the policy in force until such time as the death benefit is payable or the entire accelerated benefit is repaid to us. If necessary, we will pay any premiums required to keep your policy inforce and add them to the accelerated benefit lien which will reduce any death benefits payable. However, if the policy includes a waiver of premium provision and the insured qualifies under that provision, we will pay those premiums according to the Schedule of Monthly Premiums to Waive in the policy data pages.

HOW WILL THIS AGREEMENT AFFECT COVERAGE ON ADDITIONAL INSUREDS UNDER THIS
POLICY?

Coverage on any additional insureds, whether covered under this policy or any agreement attached to this policy, will not be included in the amount available for acceleration.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISIONS OF THE POLICY?

Yes. Those provisions apply to this agreement. The contestable and suicide periods will be measured from the effective date of this agreement.

If this agreement is issued at a date later than this policy, then this agreement will be contestable but only as to the evidence of insurability which we required to issue this agreement.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

    (1)the date this policy is surrendered, or otherwise terminated; or

    (2)the date we receive your written request to cancel this agreement; or

    (3)the date of the insured's death.

CAN THIS AGREEMENT BE REINSTATED?

Yes, this agreement can be reinstated under the following conditions:

    (1)all of the reinstatement conditions stated in your policy have been satisfied; and

    (2)we receive written request from you.

              [/s/ Dennis E Prohofsky   /s/ Robert L. Senkler
              Secretary                 President]